Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Place of Incorporation
Shuhai Information Skill (HK) Limited	Hong Kong
Tianjin Information Sea Information Technology Co., Ltd.	China
Datasea Acoustics LLC	Delaware

VIE entities and its subsidiaries:

Shuhai Information Technology Co., Ltd *	China
Beijing Yirui Business Management Development Center (Limited Partnership)	China
Beijing Yiying Business Management Development Center (Limited Partnership)	China
Shuhai Jingwei (Shenzhen) Information Technology Co., Ltd	China
Heilongjiang Xunrui Technology Co., Ltd	China
Guozhong Times (Beijing) Technology Co., Ltd	China
Guozhong Haoze (Beijing) Technology Co., Ltd	China
Guohao Century (Beijing) Technology Co., Ltd	China
Nanjing Shuhai Equity Investment & Fund Management Co., Ltd	China
Hangzhou Zhangqi Business Management Partnership (Limited Partnership)	China
Shenzhen Acoustic Effect Management Partnership (Limited Partnership)	China
Shuhai (Shenzhen) Acoustic Effect Technology Co., Ltd	China
Zhongnuohui (Hangzhou) Information Technology Co., Ltd	China
Hangzhou Number Intelligence Geek Technology Co., Ltd	China

*	Shuhai Information Technology Co., Ltd is our variable interest entity whose financial statements are included in our consolidated financial statements as a result of a series of agreements which give us, through Tianjin Information Sea Information Technology Co., Ltd., control of the entity and gives us effective ownership of its assets.